Exhibit 99.1
NEWS
Contacts: Paul Arling (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777
UNIVERSAL ELECTRONICS’ EXECUTIVE VICE PRESIDENT
AND MANAGING DIRECTOR, EUROPE ADOPTS A 10b5-1
TRADING PLAN
CYPRESS, CA — May 13, 2010 — Universal Electronics Inc. (UEI), (NASDAQ: UEIC) announced Paul Bennett, Executive Vice President and Managing Director, Europe, has established a new trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act. Rule 10b5-1 permits individuals who are not then in possession of material nonpublic information to establish prearranged plans to buy or sell stock. The rule allows individuals to buy or sell shares of stock at a specific price in the future, regardless of any subsequent material nonpublic information.
Under the plan, Bennett intends to exercise up to 10,000 employee stock options, which were granted in August 2000 and are set to expire in August 2010, and to sell the underlying shares of UEI common stock beginning May 13, 2010 and continuing from time to time until the expiration date of the options, subject to the market price of the company’s common stock, all as set forth in his trading plan. This process will facilitate the orderly exercise of employee stock options and the sale of common stock for personal financial planning purposes with the goal of minimizing any market impact and avoiding any concerns about the timing of the transactions.
About Universal Electronics Inc.
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company’s broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. UEI also delivers complete home control solutions in the professional custom installation market under the brand name Nevo®. For additional information, please visit our web site at www.uei.com.
Safe Harbor Statement
This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to the trading plan described above. These forward-looking statements are based upon current plans and expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company. These risks, uncertainties and other factors are described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.